EXHIBIT 99.1

February 11, 2021

The AZEK Company Announces First Quarter Fiscal Year 2021 Financial Results

Strong Sales Growth and Margin Expansion Continue; Capacity Expansion On-Track; Announcing Goal to Reach 1 Billion Pounds of Recycle Annually; Raising Full-Year Fiscal 2021 Outlook

FIRST QUARTER FISCAL 2021 HIGHLIGHTS

•	Consolidated net sales increased 27.8% year-over-year to $212.3 million

•	Residential segment net sales increased 36.8% year-over-year to $185.6 million

•	Net income of $10.2 million, driven by sales growth, margin expansion and lower interest expense; Net Margin of 4.8%

•	Adjusted EBITDA increased 43.3% year-over-year to $48.5 million; Adjusted EBITDA Margin expanded 240 basis points to 22.8%

OUTLOOK HIGHLIGHTS

•

Raising Fiscal 2021 Outlook – Expecting consolidated net sales growth of 14% to 18% year-over-year and Adjusted EBITDA growth of 19% to 23% year-over-year, an increase compared to our previous expectation of 10% to 14% net sales growth and mid-teens Adjusted EBITDA growth

•	Second Quarter Fiscal 2021 Outlook – Expecting consolidated net sales growth of 13% to 15% year-over-year and Adjusted EBITDA growth of 18% to 22% year-over-year

Chicago, Ill. (BUSINESS WIRE) — The AZEK Company Inc. (the “Company” or “AZEK”) (NYSE: AZEK), an industry-leading manufacturer of beautiful, low-maintenance and sustainable residential and commercial building products, today announced financial results for the first quarter ended December 31, 2020 of its fiscal year 2021.

CEO COMMENTS

“Demand trends have continued their momentum, enabling us to deliver strong first quarter sales growth as well as increased confidence in our outlook for the remainder of the year,” commented Jesse Singh, AZEK’s Chief Executive Officer. “Our team continues to do an excellent job of executing against our key strategic initiatives, including new product launches as well as our capacity expansion and recycling programs, which is evident in our robust growth profile and significant margin improvement during the quarter. Our capacity expansion program remains on track as we execute against the second phase of implementation and finalize site selection for our new western U.S. facility.”

“Consistent with our mission to accelerate the use of recycled materials and further divert plastic waste from landfills, we are announcing a goal of utilizing 1 billion pounds of recycled scrap and waste annually by the end of 2026. We believe in revolutionizing outdoor living to build a more sustainable future. We are also honored to have recently been recognized as a 2021 Green Innovation of the Year award winner in recognition of our FULL-CIRCLE PVC Recycling Program by Green Builder Media and are excited about the increasing momentum around the program. Finally, our continued focus on innovation is demonstrated by the recent launch of our new high-performance TimberTech AZEK Landmark Collection which is the latest extension of our premium capped polymer decking and leverages advanced technology to create the most natural on-trend look of rustic, reclaimed wood. The combination of unique design and cascading colors creates a stunning, nature-inspired visual that’s never been seen in the industry,” concluded Mr. Singh.

FIRST QUARTER FISCAL 2021 CONSOLIDATED RESULTS

Net sales for the first quarter of fiscal 2021 increased by $46.2 million, or 27.8%, to $212.3 million from $166.0 million for the first quarter of fiscal 2020. The increase was driven by higher sales growth in our Residential segment. Net sales for the Residential segment increased by 36.8%, and net sales for the Commercial segment decreased by 12.3%, in each case as compared to the prior year period.

Gross profit for the first quarter of fiscal 2021 increased by $21.7 million, or 42.3%, to $73.0 million from $51.3 million for the first quarter of fiscal 2020. Gross margin increased 350 basis points to 34.4%, compared to 30.9% for the prior year period. The increase in gross margin was primarily driven by the strong results in the Residential segment during the quarter as well as overhead leverage on fixed costs. Adjusted Gross Profit Margin increased 180 basis points to 41.8%, compared to 40.0% for the prior year period.

Selling, general and administrative expenses increased by $9.6 million to $53.0 million, or 25.0% of net sales, for the first quarter of fiscal 2021 from $43.5 million, or 26.2% of net sales, for the first quarter of fiscal 2020. The increase was primarily attributable to stock-based compensation expense, ongoing public company expenses and personnel costs.

Net income was $10.2 million, or $0.07 per share, for the first quarter of fiscal 2021 as compared to net loss of ($9.8) million, or ($0.09) per share, for the first quarter of fiscal 2020, primarily due to an increase in net sales and a decrease in interest expense resulting from the reduced principal amount outstanding under the Term Loan Agreement and 2021 Senior Notes. Net margin was 4.8% for the first quarter of fiscal 2021 as compared to net margin of (5.9%) for the first quarter of fiscal 2020.

Adjusted Net Income was $23.0 million, or $0.15 per diluted share, for the first quarter of fiscal 2021 as compared to Adjusted Net Income of $3.6 million, or $0.03 per diluted share, for the first quarter of fiscal 2020.

Adjusted EBITDA for the first quarter of fiscal 2021 increased by $14.6 million, or 43.3%, to $48.5 million from $33.8 million for the first quarter of fiscal 2020. The increase was mainly driven by sales growth in the Residential segment and higher gross margin partially offset by higher selling, general and administrative expenses. Adjusted EBITDA Margin expanded 240 basis points to 22.8% from 20.4% for the prior year period.

FIRST QUARTER FISCAL 2021 SEGMENT RESULTS

Residential Segment

Net sales for the first quarter of fiscal 2021 increased by $50.0 million, or 36.8%, to $185.6 million from $135.7 million for the first quarter of fiscal 2020. The increase was primarily attributable to higher sales in our Deck, Rail & Accessories and Exteriors businesses.

Segment Adjusted EBITDA for the first quarter of fiscal 2021 increased by $19.9 million, or 51.0% to $58.8 million from $38.9 million for the first quarter of fiscal 2020. The increase was mainly driven by higher sales, partially offset by higher selling, general and administrative expenses. Segment Adjusted EBITDA Margin expanded 300 basis points to 31.7% from 28.7% for the prior year period.

Commercial Segment

Net sales were $26.6 million for the first quarter of fiscal 2021 compared to $30.4 million for the first quarter of fiscal 2020, a decrease of $3.7 million, or 12.3%. The Commercial segment has greater exposure to the broader economy, and the decrease was primarily attributable to declining net sales in our Scranton Products and Vycom businesses as the effects of COVID-19 continued to impact certain end markets demand during the quarter.

Segment Adjusted EBITDA was $3.3 million for the first quarter of fiscal 2021, compared to $3.0 million for the first quarter of fiscal 2020. The slight increase was primarily driven by lower manufacturing and selling, general and administrative expenses offset by declining net sales. Segment Adjusted EBITDA Margin was 12.4% for the first quarter of fiscal 2021 as compared to 10.0% for the prior year period.

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of December 31, 2020, the Company had cash and cash equivalents of $210.0 million and approximately $143.3 million available for future borrowings under our Revolving Credit Facility. Total debt as of December 31, 2020 was $463.3 million.

Net cash provided by operating activities was $20.1 million for the three months ended December 31, 2020 versus a use of $56.4 million in the prior year first quarter.

OUTLOOK

“We believe that the strength and flexibility of our business model position us well to deliver long term value and outperformance in various market environments. As we look ahead to the remainder of our fiscal 2021, we have increased our outlook as steady demand continues across our Residential segment. We have improved visibility on channel inventory levels and downstream demand from our pre-season or “early buy” program, balanced by a macro-economic environment that continues to carry a level of uncertainty. Our second fiscal quarter is historically one where inventory is manufactured and positioned in the channel ahead of the building season. In fiscal 2021, we expect this staging to extend more into the third fiscal quarter given demand and production timing. We continue to see steady demand within our Residential segment across both our Deck, Rail & Accessories and Exteriors businesses supported by favorable repair and remodel, material conversion and outdoor living tailwinds, partially offset by reduced demand within our Commercial segment, which has been adversely impacted by the macro-environment,” added Mr. Singh.

AZEK is raising its outlook for the full year fiscal 2021. AZEK now expects consolidated net sales growth of 14% to 18% year-over-year and Adjusted EBITDA growth in the 19% to 23% range year-over-year. From a segment perspective, AZEK expects Residential segment net sales growth in the 17% to 21% range year-over-year, partially offset by a mid-single digit decline in Commercial segment net sales, which is consistent with prior guidance.

For the second quarter fiscal 2021 guidance, AZEK expects consolidated net sales growth in the 13% to 15% range year-over-year, driven by strong Residential segment growth in the high-teens range, partially offset by an expected high-teens decline in the Commercial segment. AZEK is expecting Adjusted EBITDA growth in the 18% to 22% range year-over-year.

CONFERENCE CALL INFORMATION

AZEK will hold a conference call to discuss the results today, Thursday, February 11, 2021 at 9:00 a.m. (CT).

To access the live conference call, please register for the call in advance by visiting http://www.directeventreg.com/registration/event/1291887. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.azekco.com/events-and-presentations/.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 585-8367 or (416) 621-4642. The conference ID for the replay is 1291887. The replay will be available until 10:59 p.m. (CT) on February 25, 2021.

ABOUT THE AZEK® COMPANY

The AZEK® Company Inc. is an industry-leading designer and manufacturer of beautiful, low-maintenance residential and commercial building products and is committed to innovation, sustainability and research & development. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota. For additional information, please visit azekco.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions intended to identify forward-looking statements. In particular, statements about potential new products and product innovation, statements regarding the potential impact of the COVID-19 pandemic, statements about the markets in which we operate, including growth of our various markets and growth in the use of engineered products, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” set forth in Part II, Item 1A of the Quarterly Report on Form 10-Q for our first quarter of fiscal 2021 and in our other filings with the U.S. Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for fiscal 2020. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP performance financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that are not indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs and acquisition costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales. Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA. We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period. We also add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Management considers Adjusted Gross Profit and Adjusted Net Income as useful measures because our cost of sales includes the depreciation of property, plant and equipment used in the production of products and the amortization of various intangibles related to our manufacturing processes. Further, management considers Net Leverage as a useful measure to assess our borrowing capacity.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•	These measures do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense of depreciation, in the case of Adjusted Gross Profit and Adjusted EBITDA, and amortization, in each case, of our assets, and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and

•

Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Segment Adjusted EBITDA

Depending on certain circumstances, Segment Adjusted EBITDA may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA represents a measure of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA is determined, see our Consolidated Financial Statements and related notes included in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2021 filed with the SEC.

The AZEK Company Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

	December 31, 2020	September 30, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$210,034	$215,012
Trade receivables, net of allowances	41,234	70,886
Inventories	166,151	130,070
Prepaid expenses	11,412	8,367
Other current assets	161	360

Total current assets	428,992	424,695

Property, plant and equipment, net	279,183	261,774
Goodwill	951,390	951,390
Intangible assets, net	279,731	292,374
Other assets	1,608	1,623

Total assets	$1,940,904	$1,931,856

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$38,179	$42,059
Accrued rebates	35,754	30,362
Accrued interest	1,089	1,103
Current portion of long-term debt obligations	—	—
Accrued expenses and other liabilities	39,408	50,516

Total current liabilities	114,430	124,040
Deferred income taxes	24,168	21,260
Finance lease obligations — less current portion	10,886	10,910
Long-term debt — less current portion	463,308	462,982
Other non-current liabilities	9,009	8,776

Total liabilities	621,801	627,968
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding at December 31, 2020 and at September 30, 2020, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 154,735,617 shares issued and outstanding at December 31, 2020, and 154,637,240 shares issued and outstanding at September 30, 2020	155	155
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 100 shares issued and outstanding at December 31, 2020 and at September 30, 2020, respectively	—	—
Additional paid-in capital	1,592,240	1,587,208
Accumulated deficit	(273,292)	(283,475)

Total stockholders’ equity	1,319,103	1,303,888

Total liabilities and stockholders’ equity	$1,940,904	$1,931,856

The AZEK Company Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2020	2019
Net sales	$212,278	$166,043
Cost of sales	139,302	114,752

Gross profit	72,976	51,291
Selling, general and administrative expenses	53,029	43,473
Other general expenses	—	1,978
Loss (gain) on disposal of plant, property and equipment	212	(73)

Operating income (loss)	19,735	5,913

Other expenses:
Interest expense	6,196	19,759

Total other expenses	6,196	19,759

Income (loss) before income taxes	13,539	(13,846)
Income tax expense (benefit)	3,356	(4,000)

Net income (loss)	$10,183	$(9,846)

Net income (loss) per common share:
Basic	$0.07	$(0.09)
Diluted	0.07	(0.09)

Comprehensive income (loss)	$10,183	$(9,846)

Weighted average shares used in calculating net income (loss) per common share:
Basic	153,226,378	108,162,741
Diluted	156,018,731	108,162,741

The AZEK Company Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended December 31,
	2020	2019
Operating activities:
Net income (loss)	$10,183	$(9,846)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation expense	11,627	10,283
Amortization expense	12,643	13,858
Non-cash interest expense	467	997
Deferred income tax provision (benefit)	2,908	(2,653)
Non-cash compensation expense	2,878	1,056
Loss (gain) on disposition of property, plant and equipment	212	(73)
Changes in certain assets and liabilities:
Trade receivables	29,652	(2,923)
Inventories	(36,081)	(23,926)
Prepaid expenses and other current assets	(2,846)	296
Accounts payable	(5,097)	(25,042)
Accrued expenses and interest	(6,537)	(17,460)
Other assets and liabilities	106	(928)

Net cash provided by (used in) operating activities	20,115	(56,361)

Investing activities:
Purchases of property, plant and equipment	(27,021)	(19,131)
Proceeds from sale of property, plant and equipment	17	113

Net cash provided by (used in) investing activities	(27,004)	(19,018)

Financing activities:
Payments on long-term debt obligations	—	(2,076)
Proceeds (repayments) of finance lease obligations	(243)	(193)
Exercise of vested stock options	2,364	—
Payments of initial public offering related costs	(210)	(3,630)
Redemption of capital contributions prior to initial public offering	—	(2,201)

Net cash provided by (used in) financing activities	1,911	(8,100)

Net increase (decrease) in cash and cash equivalents	(4,978)	(83,479)
Cash and cash equivalents at beginning of period	215,012	105,947

Cash and cash equivalents at end of period	$210,034	$22,468

Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$5,847	$25,045
Cash paid for income taxes, net of refunds	(56)	6
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$4,035	$2,007
Property, plant and equipment acquired under finance leases	334	446

Segment Results from Operations

Residential Segment

The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three months ended December 31, 2020 and 2019.

	Three Months Ended December 31,
(U.S. dollars in thousands)	2020	2019	$ Variance	% Variance
Net sales	$185,640	$135,668	$49,972	36.8%
Segment Adjusted EBITDA	58,776	38,915	19,861	51.0
Segment Adjusted EBITDA Margin	31.7%	28.7%	N/A	N/A

Commercial Segment

The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three months ended December 31, 2020 and 2019.

	Three Months Ended December 31,
(U.S. dollars in thousands)	2020	2019	$ Variance	% Variance
Net sales	$26,638	$30,375	$(3,737)	(12.3%)
Segment Adjusted EBITDA	3,316	3,023	293	9.7
Segment Adjusted EBITDA Margin	12.4%	10.0%	N/A	N/A

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended December 31,
(In thousands)	2020	2019
Net income (loss)	$10,183	$(9,846)
Interest expense	6,196	19,759
Depreciation and amortization	24,270	24,141
Tax expense (benefit)	3,356	(4,000)
Stock-based compensation costs	2,980	685
Business transformation costs (1)	—	163
Acquisition costs (2)	—	565
Initial public offering	—	1,978
Other costs (3)	1,467	361

Total adjustments	38,269	43,652

Adjusted EBITDA	$48,452	$33,806

	Three Months Ended December 31,
	2020	2019
Net margin	4.8%	(5.9)%
Interest expense	2.9	11.9
Depreciation and amortization	11.4	14.6
Tax expense (benefit)	1.6	(2.4)
Stock-based compensation costs	1.4	0.4
Business transformation costs	—	0.1
Acquisition costs	—	0.3
Initial public offering	—	1.2
Other costs	0.7	0.2

Total adjustments	18.0	26.3

Adjusted EBITDA Margin	22.8%	20.4%

(1)	Business transformation costs reflect consulting and other costs related to the transformation of the senior management team of $0.2 million in the three months ended December 31 2019.
(2)	Acquisition costs reflect costs directly related to completed acquisitions $0.6 million in the three months ended December 31, 2019.
(3)

Other costs include costs for legal expense of $0.5 million for the three months ended December 31, 2020 and costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $1.0 million and $0.4 million for the three months ended December 31, 2020 and December 31, 2019, respectively.

Adjusted Gross Profit and Adjusted Gross Profit Margin Reconciliation

	Three Months Ended December 31,
(In thousands)	2020	2019
Gross profit	$72,976	$51,291
Depreciation and amortization (1)	15,796	15,151

Adjusted Gross Profit	$88,772	$66,442

	Three Months Ended December 31,
	2020	2019
Gross margin	34.4%	30.9%
Depreciation and amortization	7.4	9.1

Adjusted Gross Profit Margin	41.8%	40.0%

(1)

Depreciation and amortization for the three months ended December 31, 2020 and 2019 consists of $10.3 million and $8.9 million, respectively, of depreciation and $5.5 million and $6.2 million, respectively, of amortization of intangible assets relating to our manufacturing process.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended December 31,
(In thousands)	2020	2019
Net income (loss)	$10,183	$(9,846)
Amortization (1)	12,643	13,858
Stock-based compensation costs (2)	2,686	685
Business transformation costs (3)	—	163
Acquisition costs (4)	—	565
Initial public offering	—	1,978
Other costs (5)	1,467	361
Tax impact of adjustments (6)	(3,950)	(4,146)

Adjusted Net Income	$23,029	$3,618

	Three Months Ended December 31,
	2020	2019
Net income (loss)	$0.07	$(0.09)
Amortization	0.08	0.13
Stock-based compensation costs	0.02	0.01
Business transformation costs	—	—
Acquisition costs	—	—
Initial public offering	—	0.02
Other costs	0.01	—
Tax impact of adjustments	(0.03)	(0.04)

Adjusted Diluted EPS (7)	$0.15	$0.03

(1)	Effective as of September 30, 2020, we revised the definition of Adjusted Net Income to remove depreciation expense. The prior periods have been recast to reflect the change.
(2)

Stock-based compensation costs reflect expenses related to our initial public offering. Expense related to our recurring long-term incentive plan is excluded from the Adjusted Net Income reconciliation.

(3)	Business transformation costs reflect consulting and other costs related to the transformation of the senior management team of $0.2 million in the three months ended December 31, 2019.
(4)	Acquisition costs reflect costs directly related to completed acquisitions $0.6 million in the three months ended December 31, 2019.
(5)

Other costs include costs for legal expense of $0.5 million for the three months ended December 31, 2020 and costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $1.0 million and $0.4 million for the three months ended December 31, 2020 and December 31, 2019, respectively.

(6)	Tax impact of adjustments are based on applying a combined U.S. federal and state statutory tax rate of 24.5% for both the three months ended December 31, 2020 and 2019.
(7)

Weighted average common shares outstanding used in computing diluted net income (loss) per common share of 156,018,731 and 108,162,741 for the three months ended December 31, 2020 and 2019, respectively.

Net Leverage Reconciliation

	Three Months Ended December 31,	Three Months Ended December 31,	Twelve Months Ended September 30,	Twelve Months Ended December 31,
	2020	2019	2020	2020
(In thousands)
Net income (loss)	$10,183	$(9,846)	$(122,233)	$(102,204)
Interest expense	6,196	19,759	71,179	57,616
Depreciation and amortization	24,270	24,141	99,781	99,910
Tax expense (benefit)	3,356	(4,000)	(8,278)	(922)
Stock-based compensation costs	2,980	685	120,517	122,812
Business transformation costs	—	163	594	431
Acquisition costs	—	565	1,596	1,031
Initial public offering costs	—	1,978	8,616	6,638
Other costs	1,467	361	4,154	5,260
Capital structure transaction costs	—	—	37,587	37,587

Total adjustments	38,269	43,652	335,746	330,363

Adjusted EBITDA	$48,452	$33,806	$213,513	$228,159

Long-term debt—less current portion				$463,308
Unamortized deferred financing fees				3,874
Unamortized original issue discount				472

Gross debt				467,654
Cash and cash equivalents				(210,034)

Net debt				257,620
Net Leverage				1.1x

Outlook

We have not reconciled Adjusted EBITDA guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the variability in the provision for income taxes, the estimates for warranty and rebate accruals and timing of the gain or loss on disposal of property, plant and equipment. Such reconciling items that impact Adjusted EBITDA have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA guidance and future GAAP results.

Investor Relations Contact:

Solebury Trout

312-809-1093

ir@azekco.com

Media Contact:

Lisa Wolford

917-846-0881

lwolford@soleburytrout.com

Source: The AZEK Company Inc.